TO:        Steven Issa
FROM:    Joseph Campanelli
Chief Executive Officer
DATE:    February 7, 2011
RE:        Employment Offer

Steven, pursuant to our conversations, Flagstar Bank, FSB and Flagstar Bancorp, Inc. (collectively, the “Company”) hereby offers you the executive position of Executive Vice-President and Managing Director, Commercial Banking Group. In your role, you will be reporting directly to the Chief Executive Officer of the Company. Your duties will be consistent with your position of Executive Vice-President and Managing Director, Commercial Banking Group as are assigned to you from time to time by the Chief Executive Officer of the Company and any other duties undertaken or accepted by you.

Your employment by the Company will commence on February 7, 2011, and the Company shall provide to you the compensation and benefits set forth below:

Base Salary: $475,000.00 per annum, payable $18,269.23 every two weeks in accordance with the Company’s payroll policy for its other executives, including customary tax and benefit withholdings, and subject to adjustment by the Board annually (but not below $475,000).

Share Salary: $300,000.00 per annum, payable $11,538.46 every two weeks in accordance with the Company’s payroll policy for its other executives, including customary tax and benefit withholdings, and subject to adjustment by the Board of Directors of the Company (the “Board”) for increase (but not decrease). The share salary will be paid in grants of unrestricted shares of the Company’s common stock having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date. “Fair Market Value” shall mean, as of any specified date, the closing price of the common stock.

Discretionary Shares: The Company may (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) grant to you, at the end of each calendar year, an additional amount the Fair Market Value of which is equal to up to one-third (1/3) of your annual compensation (including Base Salary and Share Salary) for such year, in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless you remain employed by the Company, without notice of termination of your employment for any reason, through the date on which any such grant is due to be made. "Annual compensation" shall have the meaning as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule. The ''Interim Final Rule" shall mean the interim final rule promulgated pursuant to section 101(a)(l), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, which was published by the Department of the Treasury on June 15, 2009. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with you and shall be reasonably achievable without excessive risk taking in the context of the Company's business plan approved by the Board or such committee after consultation with you) and continued substantial service by you as set forth in the grant agreement evidencing each such award and, until the Company is no longer subject to the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the "TARP Requirements"), shall be subject to all applicable TARP restrictions, including, without limitation, a minimum two (2) year vesting requirement from the date of grant as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule.

Auto Allowance. $800.00 per month.

Fringe and Other Benefits. Health, dental, life and disability insurance and such additional fringe and other benefits and perquisites as are regularly and generally provided to the senior executives of the Company, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Company and all applicable TARP Requirements.

As a TARP recipient, the Company is subject to the “Interim Final Rule” governing the compensation of its senior executive officers and certain other most highly paid employees, which may include you. As such, your employment with the Company is conditioned upon your agreement to comply with all applicable TARP Requirements. In addition, the TARP Requirements and other bank regulatory restrictions prohibit the Company from agreeing to certain benefits without prior regulatory approval, such as severance benefits, at the present time. It is the intent of the Company, however, to enter into an employment agreement with you substantially in the form attached hereto as Exhibit A once permitted under TARP and other applicable laws and regulations. Moreover, the Company agrees that severance benefits will not be provided to any other officer of the Company unless and until severance benefits are provided to you, and that any such severance benefits provided to other officers of the Company, and the terms and provisions thereof, will be no more favorable to such other officers than the severance benefits that the Company provides to you.

Please feel free to call me to discuss at your convenience. We would be happy to welcome you to the new Flagstar team.

Best regards,

/s/ Joseph P. Campanelli______
Joseph P. Campanelli
Chief Executive Officer

Accepted: ___/s/ Steven Issa _____________________ Date:__February 7, 2011__________ Steven Issa

Exhibit A

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the [   ] day of December, 2010, by and between Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”), and Steven Issa, whose mailing address is [                         ] (“Executive”) (the Company and Executive referred to collectively as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
WHEREAS the Company is a holding company, primarily engaged, through its subsidiaries, in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans (the “Business of the Company”) and desires to employ Executive as its Executive Vice President and Managing Director, Commercial Banking Group, and Executive desires to become so employed by the Company,
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE ONE
EMPLOYMENT
1.01     Agreement as to Employment.
This Agreement will be deemed to be effective as of February 21, 2011 (the “Effective Date”). As of the Effective Date, the Company hereby employs Executive as its Executive Vice President and Managing Director, Commercial Banking Group, and Executive hereby accepts such employment by the Company, subject to the terms of this Agreement.
1.02     Employment Term.
The initial term of Executive's employment by the Company under this Agreement shall commence on the Effective Date and end three (3) years thereafter (the “Initial Term”). Additionally, on the 21st of February of each year starting on February 21, 2012, Executive's term of employment may be extended by an additional one (1) year (the Initial Term and each one (1)-year term thereafter being collectively referred to as the “Term”), provided the Company’s Board of Directors (the “Board”) determines in a duly adopted resolution that this Agreement shall be extended. If the Board does not determine that this Agreement shall be extended, then this Agreement shall terminate as of the end of the Term, unless earlier terminated as hereinafter provided. The Company reserves the right to relieve Executive of his duties at any time without affecting his right to compensation and other benefits under the Agreement and without such relief's constituting a separate termination or a breach of this Agreement. No termination of this Agreement shall be effective as to those portions of this Agreement which, by their express terms as set forth herein, require performance by either Party following termination of this Agreement.

1.03     Freedom to Contract.
Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible for employment by the Company and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by Executive. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent his performance of his obligations hereunder.
1.04     Title and Duties.
(a) During the Term, Executive shall be employed by the Company to serve as its Executive Vice President and Managing Director, Commercial Banking Group, subject to the authority and direction of the Company's Chief Executive Officer Joseph P. Campanelli ("CEO"), and shall report directly to the CEO. Executive shall perform such duties relating to the Company and its affiliates, including any subsequently-acquired affiliates (collectively the “Affiliates”), consistent with his position as Executive Vice President and Managing Director, Commercial Banking Group, as are assigned to him from time to time by the CEO and any other duties undertaken or accepted by Executive consistent with such position. In that connection, throughout the Term, Executive shall serve as Executive Vice President and Managing Director, Commercial Banking Group of the Company as determined by the Board in its discretion. Executive shall have such authority, responsibility and duties as are normally associated with the position of Executive Vice President and Managing Director, Commercial Banking Group with respect to the Company. Executive shall be appointed to such position with the Company effective as of the Effective Date.
(b) Subject to the provisions of this Section 1.04(b), Executive agrees to devote substantially all of his business time and efforts to the Company as long as he is employed under this Agreement. Notwithstanding the foregoing, Executive may continue, throughout the Term, to engage in charitable, community and personal activities and in the management of personal investments and his personal and family affairs.

1.05     Compensation.
(a)     Base Salary. During the Initial Term, the Company shall pay to Executive a gross annual· salary of $475,000.00 (the “Base Salary”), payable $18,269.23 every two weeks in accordance with the Company's payroll policy for its other executives. The Base Salary shall be reviewed for adjustment at the discretion of the Board annually during the Term, and, if adjusted (but not below $475,000), such adjusted amount shall become the "Base Salary" for purposes of this Agreement.
(b)     Share Salary. During the Initial Term, the Company shall pay to Executive every two weeks $11,538.46 representing 1/26th of a gross annual share salary of $300,000.00 , in grants of unrestricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the "Share Salary"). For purposes of this Agreement, "Fair Market Value" shall mean, as of any specified date, the closing price of the Common Stock as reported in The Wall Street Journal's New York Stock Exchange ("NYSE") - Composite Transactions listing for such day

(corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or if such prices shall not be reported thereon, the mean between the closing bid and asked prices reported by the National Quotation Bureau Incorporated, or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board. The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury Department regulations thereunder. Following the Initial Term, the Share Salary shall be reviewed for increase (but not decrease) at the discretion of the Board annually during the Term, and, if adjusted, such adjusted amount shall become the "Share Salary" for purposes of this Agreement.

( c)     Discretionary Shares. The Company may (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) grant to Executive, at the end of each calendar year, an additional amount the Fair Market Value of which is equal to up to one-third (1/3) of Executive's annual compensation (including Base Salary and Share Salary) for such year, in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless Executive remains employed by the Company, without notice of termination of his employment or this Agreement by either Party for any reason, through the date on which any such grant is due to be made. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with the Executive and shall be reasonably achievable without excessive risk taking in the context of the Company's business plan approved by the Board or such committee after consultation with the Executive) and continued substantial service by Executive as set forth in the grant agreement evidencing each such award.
(d)     Business Expenses. The Company shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of the Company's business, subject to Executive's providing reasonable substantiation of such expenses to the Company in accordance with Company policies. In addition, the Company shall promptly pay all reasonable expenses incurred by Executive in connection with the drafting and negotiation of this Agreement, the Exhibit hereto and related matters. The Executive will also be entitled to a monthly auto allowance of $800.00.
1.06     Fringe and Other Benefits.
During the Term, the Company shall make available to Executive health, dental, life and disability insurance and such additional fringe and other benefits and perquisites as are regularly and generally provided to the other senior executives of the Company, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Company.

1.07    Termination of Employment.
(a)     Payments Upon Termination. If Executive terminates his employment under this Agreement for any reason other than Good Reason as provided in Section 2.07, or if the Company terminates Executive's employment under this Agreement for Cause as provided in Section 2.08, then, upon any such termination of Executive's employment, Executive shall receive from the Company: any unpaid Base Salary and Share Salary for any period ending on or before the date of termination of employment, any unreimbursed business expenses subject to reimbursement under Section 1.05, vacation pay for accrued but unused vacation days through the date of termination and any benefits to which Executive may be entitled pursuant to the terms and conditions of any applicable employee benefit plan of the Company, which shall be paid on the Company's first payroll date following Executive's termination of employment (or, for purposes of benefits under an employee benefit plan of the Company, provided pursuant to the terms of the applicable employee benefit plan). If Executive terminates his employment under this Agreement for Good Reason as provided in Section 2.07, or if the Company terminates Executive’s employment under this Agreement for other than Cause as provided in Section 2.08, then Executive shall be entitled to receive the compensation and benefits provided in Sections 1.05 and 1.06, at the highest annual amounts received by Executive during his employment by the Company, for the greater of the balance of the Term or three (3) years following the date of such termination, with the payment under Section 1.05(a) to be made in a lump sum upon termination of employment.
(b)     Return of Company Property. Upon termination of Executive's employment, or upon the request of the Company at any time, Executive shall terminate his use of and return to the Company all Company property, including without limitation, any Confidential Information, vehicles, credit cards, equipment, computers, phones, cell phones, pagers, equipment, supplies, tools, keys or locks.
(c)     No Further Obligations. Upon termination of Executive's employment under this Agreement, the Parties shall have no further obligations under this Agreement to each other except as expressly stated herein and in any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive's employment, and no further payments of Base Salary or Share Salary or other compensation or benefits shall be payable by the Company to Executive, except such obligations and payments (i) as are set forth in this Section 1.07; (ii) as are required by the express terms of any written employee benefit plans and arrangements applicable to Executive which are maintained by the Company at the time of such termination of Executive's employment; (iii) as may be required by law; or (iv) as may be mutually agreed upon between the Parties in a signed written negotiated agreement entered into in connection with a termination of Executive's employment under this Agreement, which agreement shall contain a release in favor of the Company which is comparable in scope to the release referred to in the next sentence. Notwithstanding any other provision of this Agreement, as a precondition to the payment of any compensation or benefits in excess of those otherwise required by law to be paid upon termination of employment, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, shareholders, Affiliates and subsidiaries arising out of, in connection with or relating to Executive's employment with or termination of employment from the Company including any claims under the terms of this Agreement, and specifically including but not limited to a release of claims under the Age Discrimination in Employment Act and any similar rights under any state or local law, in a form reasonably acceptable to the Company and Executive. Anything to the contrary herein notwithstanding, nothing in the releases described in this Section 1.07(c) shall release any releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes such release, (ii) any right Executive may have to payments, benefits or entitlements under this Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, the Company or any Affiliate, (iii) Executive's eligibility for indemnification in accordance with this Agreement, the organizational documents of the Company and the Company's subsidiaries which are material to the Business of the Company (said documents collectively referred to as the "Corporate Documents"), or applicable laws, or under any applicable insurance policy, with respect to any liability Executive incurs as a director, officer or employee of the Company or any Affiliate or (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any releasee are jointly liable.
1.08     Termination or Suspension under Federal Law.

(a)    If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s or Flagstar Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order with the exception of vested stock or option rights.

(b)    If the Company or Flagstar Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this paragraph shall not affect the vested rights of the Executive.

(c)    All obligations under this Agreement shall terminate, except to the extent that continuation of this Agreement is necessary for the continued operation of the Company or Flagstar Bank; (i) by the Director of the Office of Thrift Supervision ("OTS"), or designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Flagstar Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director of the OTS, or designee, at the time that the Director of the OTS, or designee approves a supervisory merger to resolve problems related to operation of Flagstar Bank or when Flagstar Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Such action shall not affect any vested rights of the Executive.

(d)    If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Company’s or Flagstar Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
1.09     Force Majeure.
Notwithstanding any other provision of this Agreement, if, as a result of force majeure, including and without limitation (i) acts of God; (ii) acts of public enemy; (iii) civil disturbances; (iv) war;

or (v) any and all other events and circumstances not within or subject to a Party's reasonable control, the Company is unable to carry out, wholly or in part, its duties and obligations under this Agreement, then the duties and obligations shall be suspended during the continuance of the force majeure event. The Company shall use all reasonable diligence to remove the force majeure event as quickly as reasonably possible. The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor difficulty suffered, but resolution of all such difficulties shall be entirely within the discretion of the Party concerned.
ARTICLE TWO
RESTRICTIVE COVENANTS
2.01     Confidentiality.
In the course of performing his duties for the Company, the Company agrees to provide the Executive with certain proprietary, confidential and trade secret information of the Company and its affiliates, including but not limited to: the database of customer accounts; customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding the Company and customers, suppliers and distributors of the Company; software programs and intellectual property (collectively, "Confidential Information"). All Confidential Information shall be and remain the sole property of the Company and its assigns, and the Company shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether the Company is at any particular time developing or marketing the same. The Executive acknowledges that the Confidential Information is a valuable, special and unique asset of the Company and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of the Company. In light of the competitive nature of the business in which the Company is engaged, Executive agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his employment by the Company and that he will not, without prior written consent of the Board for and on behalf of the Company, (i) disclose any Confidential Information to any person or entity (other than in proper performance of his duties hereunder) or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than the Company. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of the Executive, (b) information which is previously known by the Executive prior to his receipt of such information from the Company, (c) information which becomes available to the Executive on a non-confidential basis from a source which, to the Executive's knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to the Company or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of the Executive's employment or at any other time upon the Company's request, the Executive will return to the Company all memoranda, notes and data, computer software and hardware, records or other documents compiled by the Executive or made available to the Executive during the Executive's employment with the Company concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

2.02     No Solicitation of Employees.
Executive agrees that, both during the Term and for a period of one year following termination by the Executive of his employment with the Company other than for Good Reason or any termination of Executive's employment by the Company, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six months preceding Executive's termination of employment with the Company was actively employed) by the Company, except for rehire by the Company. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.
2.03     No Solicitation of Customers.
Executive agrees that, both during the Term and for a period of one year following termination by the Executive of his employment with the Company other than for Good Reason or any termination of Executive's employment by the Company, Executive will not directly, on behalf of any competitor of the Company in the Business of the Company, solicit the business of any customer of the Company within fifty (50) miles of Troy, Michigan.

1.

2.04     Non-Disparagement.
Executive agrees that, during the Term and thereafter, Executive will not intentionally make any disparaging or detrimental public comments about the Company, any of its officers, directors, employees, Affiliates or agents nor will Executive authorize, encourage or participate with anyone on Executive's behalf to make such statements. In consideration of the foregoing, the Company will instruct its directors and senior officers not intentionally to make any disparaging or detrimental public comments about Executive during the Term or thereafter. Nothing in this Section 2.04 shall preclude either party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or, in the case of Executive, from taking any reasonable actions to enforce his rights under this Agreement.
2.05     Enforcement.
Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the restrictions contained in this Article Two are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business .interests of the Company. Executive acknowledges that all of the restrictions in this Article Two are reasonable in all respects, including duration, territory and scope of activity. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Article Two are unreasonable or overbroad, the Parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. The Executive agrees that the restrictions contained in this Article Two shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company. Executive agrees that the existence of any claim or cause of action by Executive against the Company (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Article Two. Executive agrees that the restrictive covenants contained in this Article Two are a material part of Executive's obligations under this Agreement for which the Company has agreed to compensate Executive and provide him with Confidential Information as provided in this Agreement. Executive agrees that the injury the Company will suffer in the event of the breach by Executive of any clause of this Article Two will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive's failure to comply with the terms and conditions of this Article Two. The restricted periods referenced in Article Two shall be extended on a day-for-day basis for each day during which Executive violates the provisions of any respective provision hereof in any material respect, so that Executive is restricted from engaging in the activities prohibited by Article Two for the full periods specified therein, as applicable.

2.06     Intangible Property.
Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company, whatever Executive's involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the Parties that Executive shall and hereby does recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive's work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any such work created by Executive is not a work made for hire under the copyright laws of the United States, then Executive hereby assigns to the Company all right, title and interest in each such work (including without limitation all copyright rights). Executive shall cooperate fully with the Company, at the cost and expense of the Company, during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith.
2.07     Good Reason.
For purposes of this Agreement, "Good Reason" shall mean, in the absence of the written consent of Executive:
(i)     the failure of the Executive to continue to report directly to the
CEO, Joseph P. Campanelli;
(ii)     the assignment to Executive of duties materially inconsistent with the Executive's titles, positions, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 1.04, or any other action by the Company which results in a diminution in the Executive's titles, positions, status, reporting relationships, authority, duties or responsibilities from his most senior titles, positions, status, reporting relationships, authority, duties or responsibilities existing during the Term, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Executive;
(iii)     any failure by the Company to make the payments and/or provide the benefits to Executive contemplated in, or any other failure to comply with any of the provisions of, Sections 1.05 or 1.06 (whether or not the reason for any such failure is based on applicable law), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Executive;

(iv)     any failure by the Company to comply with and satisfy Section
3.02;

(v)     a Change of Control occurs; or
(vi)     any material failure by the Company to comply with any other material provision of this Agreement.

“Change in Control” shall mean any of the following:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Company, a subsidiary of Company or an employee benefit plan of Company or a subsidiary of Company (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Company representing more than 19.9% of (A) the combined voting power of Company’s then outstanding stock and securities or (B) the aggregate number of shares of Company’s then outstanding common stock;

(ii)    the occurrence of a sale of all or substantially all of the assets of Company or any subsidiary thereof to an entity which is not a direct or indirect subsidiary of Company.

(iii)    the occurrence of a reorganization, merger, consolidation or similar transaction involving Company, unless (A) the shareholders of Company immediately prior to the consummation of any such transaction initially thereafter own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Company immediately prior to the consummation of such transaction initially thereafter represent a majority of the directors of the surviving or resulting corporation;

(iv)    a plan of liquidation or dissolution, other than pursuant to bankruptcy or insolvency, is adopted for Company or any subsidiary;

(v)    during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Company cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and

(vi)     the occurrence of any other event which is irrevocably designated as a “change in control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Company.
Anything notwithstanding to the contrary, Executive may only terminate his employment for "Good Reason" upon 30 days' written notice to the Company given within 60 days after Executive has knowledge of the occurrence of the event or events giving rise to Good Reason (provided the Company does not remedy or otherwise cure the event or events giving rise to Good Reason prior to the expiration of such 30-day notice period).
2.08     Cause.
For purposes of this Agreement, "Cause" shall mean the Executive’s:
(i)     personal dishonesty;
(ii)    incompetence;
(iii)    breach of fiduciary duty involving personal profit;
(iv)    intentional failure to perform the Executive's stated duties;
(v)     willful misconduct;
(vi)     willful violation of any law, rule or regulation (other than traffic     violations or similar offenses) or final cease and desist order; or
(vii)     material breach of any provision of this Agreement.
The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution du1y adopted by the affirmative vote of not less than 66% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particu1ars thereof in detail. For purposes of this Agreement, no act or omission on the part of the Executive shall be considered ''willful'' unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company.
2.09     Survival.
Any termination of the Executive's employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Article Two.
ARTICLE THREE
MISCELLANEOUS

3.01     Entire Agreement.
This Agreement constitutes the entire agreement and understanding between the Parties hereto concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and duly authorized officer(s) of the Company. Failure of the Company or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a continuing waiver of such or other terms, covenants and conditions.
3.02     Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall be binding upon and inure to the benefit of the Company and its successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder, and there are no third party beneficiaries to Executive's rights hereunder. The Company may assign or transfer its rights and obligations under this Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.
3.03     Indemnification and Directors and Officers Liability Insurance.
(a)     To the extent permitted by applicable law and the Corporate Documents, the Company hereby agrees to indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was an officer, employee or agent of the Company and/or its Affiliates. However, the Executive shall repay any expenses paid or reimbursed by the Company if it is ultimately determined by a court of competent jurisdiction that he is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 3.03 depends on an investigation or determination by the Board, at the Executive's request the Company will use its best efforts to cause the investigation to be made (at the Company' s expense) and to have the Board reach a determination as soon as reasonably possible.
(b)     A directors' and officers' liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the later of (i) the sixth anniversary of the date on which Executive's employment with the Company terminates and (ii) the date on which all claims against Executive that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
3.04     Insurance.
If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests. Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.
3.05     Notices.
Notices hereunder shall be deemed delivered upon the confirmation of delivery of a facsimile or of actual receipt by the addressee and shall be sent as follows (or if receipt is acknowledged by the recipient, by email):
If to Executive:
Steven Issa
[                         ]
[                         ]
Telephone: [                         ]
Email: [                         ]

and if to the Company:
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098 Telephone: (248) 312-6222
Facsimile: (800) 858-7542
Email: joseph.campanelli@flagstar.com
Attention: Joseph P. Campanelli

with a copy to:
Kutak Rock LLP
1101 Connecticut Avenue, N.W. Suite 1000
Washington, DC 20036 Telephone: (202) 828-2400 Facsimile: (202) 828-2488
Email: jeremy.johnson@kutakrock.com Attention: Jeremy T. Johnson or to such other address and/or person designated by a Party in writing and in the same manner to the other Party. Any written notice required to be provided by or to Executive under this Agreement may be provided by or to such representative or representatives as Executive may designate by written notice to the Company.

3.06     Offset/Breach.
The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Executive's termination of his employment hereunder, with or without Good Reason, shall not be a breach of this Agreement. Performance of Executive's obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Executive may have against the Company or others. The Company's termination of Executive's employment hereunder, with or without Cause, shall not be a breach of this Agreement.
3.07     Counterparts.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.
3.08     Applicable Law.
This Agreement and all rights and liabilities of the Parties shall be governed by and interpreted in accordance with the laws of the State of Rhode Island, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.
3.09    Headings.
The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

3.10     Severability.
To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and the Parties agree to meet promptly to negotiate in good faith a substitute enforceable provision which preserves to the greatest extent possible the benefits (economic and other) intended to be conferred on the Parties under this Agreement.
3.11     Representations. Warranties and Covenants.
The Company represents and warrants that (i) the execution and performance of this Agreement, including the employment of Executive as Executive Vice President and Managing Director, Commercial Bank Group, have been duly authorized by all necessary action of the Company and/or the Board and (ii) that the information relating to the Company as set forth in the Agreement is true and correct.
3.12     Golden Parachute Payment. If any payment or benefit to the Executive under this Agreement or otherwise would be a Golden Parachute Payment that is prohibited by applicable law, then the total payments and benefits will be reduced to the Golden Parachute Limit. For purposes of this Section 3.12, "Golden Parachute Payment" means a golden parachute payment within the meaning of Section 18(k) of the FDIA and "Golden Parachute Limit" means the greatest amount of payments and benefits that could be made to the Executive without having any payment or benefit be a Golden Parachute Payment.

ARTICLE FOUR
TAXATION
4.01 Taxation.

The Parties believe that the provisions of this Agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service to be not in compliance with the requirements of Section 409A, the Parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on the Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, only to the extent that any payment or benefit paid or provided to the Executive under this Agreement or otherwise is subject to the requirements of Section 409A and is not exempted from such requirements, if at the time of Executive's termination of employment with the Company, he is a "specified employee" as defined in Section 409A, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death). Payments to which Executive would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred. The Parties acknowledge and agree all payments under this Agreement are subject to withholding under applicable law and payments hereunder will be made net of withholding, if any.
4.02 Applicable Law
The Parties believe that the provisions of this Agreement are in compliance with applicable law, as presently in effect, if and to the extent that such requirements apply. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law. In the event of any such violation, the Parties will cooperate in good faith to endeavor to meet applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.
* * *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below opposite their names, effective as of the date first set forth above.

EXECUTIVE:
Dated: _________ ___, 2010        __________________________________
Steven Issa

FLAGSTAR BANCORP, INC.:

Dated: __________ ___, 2010        By:_______________________________
Name: Joseph P. Campanelli
Title: Chairman and Chief
Executive Officer